SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                        ___________________________


                                 FORM 8-K

                              CURRENT REPORT




                   Pursuant to Section 13 or 15(d) of
                  the Securities Exchange Act of 1934



Date of Report                                                March 26, 1997



                       CHEUNG LABORATORIES, INC.


                              MARYLAND



2-93826-W                                             52-1256615
(Commission File Number)                (IRS Employer Identification  Number)


10220 Old Columbia Road Suite I Columbia, MD 21046   Phone: (410) 290-5390

March 26, 1997


Securities & Exchange Commission
Corporate Finance Division
Chief Counsel's Office
450 Fifth Street, N.W.
Washington, DC 20549-1007

RE: Cheung Laboratories, Inc.
      SEC File No. 2-93826-W

Please find the attached report on Form 8-K for Cheung Laboratories, Inc. Should you have any questions, please give us a call.

Very truly yours,


\s\ Verle D. Blaha
Verle D. Blaha
President

ITEM 5:  OTHER EVENTS 8K Filing


Cheung Laboratories, Inc. (the "Registrant') has completed its Microwave Prostatic Treatment System as part of its exclusive license agreement for the commercialization of an innovative patented technology to be used for the treatment of symptomatic problems associated with prostatic diseases.

The Registrant, has shipped the completed system to the Montefiore/Albert Einstein College of Medicine, in New York City to evaluate the technology in an animal research agreement. Dr. Arnold Melman, Chairman and Professor, Department of Urology at Montefiore/Albert Einstein College of Medicine will be the Principle Investigator.

The Registrant believes the use of this technology is a viable treatment alternative to drugs and surgery for the millions of men who suffer from problems associated with enlarged prostates. The prostate is a walnut-sized gland which surrounds the urethra just below the bladder. Benign Prostatic Hyperplasia (BPH) is a common condition afflicting more than 50% of all men over the age of 55.

This patented technology is a bi-modal approach which combines heat with compression of the walls of the prostatic urethra to achieve better treatment results. The Registrant believes this will give our BPH systems a competitive advantage over existing systems. This bi-modal treatment can be administered on an out-patient basis. The Registrant further believes this patented technology has the potential to shorten the treatment time and lower the treatment temperature, thus resulting in a safer and more patient-friendly BPH treatment. Preclinical evaluation results using this new technology are very encouraging. Before marketing and sales of this technology is allowed in the USA, The Registrant must gain approval by the Food and Drug Administration (FDA) with sufficient safety and efficacy data. After the animal studies are completed, the Registrant plans to perform clinical trials to get FDA approval..

                                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

                                             CHEUNG LABORATORIES, INC.

Date: March 26, 1997                         By: \s\ Verle D. Blaha
                                                 Verle D. Blaha
                                                 President